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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                       PEOPLES EDUCATIONAL HOLDINGS, INC.
          -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


               DELAWARE                                  41-1368898
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(State of incorporation or organization)    (I.R.S. Employer/Identification No.)

           299 MARKET STREET
       SADDLE BROOK, NEW JERSEY                           07663
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(Address of principal executive offices)                (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE

If this form relates to the registration of a class of securities pursuant to section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box                                   [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box                                  [X]

Securities Act registration statement file number to which this form relates:

                                 NOT APPLICABLE

Securities to be registered pursuant to Section 12(g) of the Act:

                     COMMON STOCK, PAR VALUE $0.02 PER SHARE


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ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

         Peoples Educational Holdings, Inc. is authorized by our certificate of incorporation to issue an aggregate of 10,000,000 shares of capital stock, par value $0.02 per share, of which 8,500,000 are shares of common stock and 1,500,000 are shares of preferred stock. A description of the material terms and provisions of our certificate of incorporation and bylaws affecting the rights of holders of the common stock is set forth below.

Common Stock

         As of August 10, 2004, there were 3,809,198 shares of our common stock outstanding and 162 holders of record of our common stock. All outstanding shares of our common stock are legally issued, fully paid and nonassessable. Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of common stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all of our directors. The holders of our common stock are entitled to dividends in amounts and at times as may be declared by our board of directors out of funds legally available therefor, subject to the preferential rights of the holders of any shares of our preferred stock. Upon our liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock that we may issue in the future. Holders of our common stock have no redemption, conversion or preemptive rights.

Preferred Stock

         There are no shares of our preferred stock outstanding. Our certificate of incorporation permits us to issue up to 1,500,000 shares of preferred stock without stockholder approval and authorizes our board of directors to establish from the preferred shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of preferred shares, and to fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof (including, but not limited to, the voting, dividend, redemption and liquidation rights, preferences and limitations pertaining to each such class or series).

         We have no present plans to issue any shares of preferred stock. However, the board of directors, without stockholder approval, may issue preferred stock with voting rights and other rights that could adversely affect the voting power of the holders of our common stock and could have certain anti-takeover effects. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management.

Transfer Agent and Registrar

         Wells Fargo Bank Minnesota, N.A., is the transfer agent and registrar for our common stock.

Indemnification of Certain Persons

         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify, under certain circumstances and subject to certain limitations, any person made or threatened to be made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, judgments, fines and amounts paid in settlement. Our


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certificate of incorporation and our bylaws generally provide that we will, under certain circumstances and subject to certain limitations, indemnify our directors and officers to the fullest extent authorized by the Delaware law. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

Limitation of Director Liability

         Our certificate of incorporation provides that a director shall not be liable to the Company or our stockholders for monetary damages for a breach of the fiduciary duty of care as a director, except to the extent such exception from liability or limitation of liability is not permitted under Delaware law.
Section 102(b)(7) of the Delaware General Corporation Law provides that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derives an improper personal benefit. Any repeal or modification of such provisions will not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.


ITEM 2.  EXHIBITS.

Exhibit 3.1 Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-KSB for the year ended December 31, 2001, Commission File No. 2-86551C).

Exhibit 3.2 By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-KSB for the year ended December 31, 2001, Commission File No. 2-86551C).

Exhibit 3.3 Form of certificate representing Common Stock (filed herewith).


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        PEOPLES EDUCATIONAL HOLDINGS, INC.

Dated: August 25, 2004
                                        By /s/ Brian T. Beckwith
                                           -------------------------------------
                                           Brian T. Beckwith
                                           President and Chief Executive Officer


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